Exhibit 99.1

FOR IMMEDIATE RELEASE

VitaCube Acquires Veteran Network Marketers

Denver, CO — (PRIMEZONE) — April 21, 2005 — VitaCube Systems Holdings, Inc. (AMEX: PRH.U, PRH), announced today that it had signed Garrett & Sylvia McGrath, veteran network marketers, as independent distributors for the Company’s network marketing division.

Garrett McGrath has over 14 years of experience as a top earner in the network marketing industry, and has built organizations of 25,000+ people in 14 countries.  An internationally sought-after speaker and trainer, Mr. McGrath has been the Lead Distributor for four companies.  Sylvia McGrath has 14 years of marketing experience, including Vice President of Marketing for a network marketing company, and Vice President of a design firm with Fortune 500 clientele. This husband-and-wife team has worked together five years, combining their complementary skillsets in sales, marketing, and training to lead network marketing organizations. Over the past five years, the McGraths have developed and implemented entire training systems, strategic business development plans, and numerous successful marketing campaigns for several network marketing companies.

“We’ve never seen a [network marketing] company so far ahead at this stage in its growth,” said Garrett McGrath.  “With sample-friendly products like these, and their pass-along appeal, we believe the company can significantly shorten the sales and recruiting cycle, thereby increasing its rate of growth,” he continued.

VitaCube Systems Holdings, Inc., is a provider of high quality meal replacement powder, premium nutritional dietary supplements, an antioxidant, electrolyte rehydration beverage, eForce and its newest product sZone Chocolate Raspberry Chew.  The Company’s commitment to product integrity and the health needs of its customers has earned it a loyal following of over 350 world-class athletes, coaches and trainers.

VitaCube products are only available through independent VitaCube distributors.

Other information concerning the Company, its product line and its network marketing division can be found on the Company’s website at www.v3s.com.

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Company Contacts:	VitaCube Systems Holdings, Inc.
Earnest Mathis, CEO
(303) 316-8577, Extension 228
emathis@v3s.com

Jon Goldberg
(303) 316-8577, Extension 290
jgoldberg@v3s.com

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for VitaCube’s distribution network.  Actual results may differ from those discussed in such forward-looking statements.  These forward looking statements include risks and uncertainties that include the Company’s ability to attract and retain distributors, changes in demand for the Company’s products, changes in the level of operating expenses, changes in general economic conditions that impact consumer behavior and spending, product supply, the availability, amount, and cost of capital for the Company and the Company’s use of such capital.  More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2004, and all subsequent filings.

Certain statements in this release regarding the Company’s agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.